UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

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Crown Castle Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is the text of a press release issued by Crown Castle Inc. on March 5, 2024:

Crown Castle Comments on Self-Serving, Unfounded Litigation Brought by Ted Miller

Attempted Legal Maneuvers Seek To Interfere with CEO Search and Fiber Review

HOUSTON, TX – March 5, 2024 – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or the “Company”) today commented on the self-serving litigation brought by Ted Miller and Boots Capital Management.

The lawsuit brought by Mr. Miller is without merit and underscores that his activism campaign against Crown Castle is focused on his own self interests. These interests include, among other things, the appointment to the Board of himself and three of his handpicked nominees (including his son-in-law), and getting himself installed as a paid executive of the Company (with the title of executive chairman) after spending more than 22 years away. After previously calling for the Board to act with urgency, Mr. Miller is seeking as part of his litigation a Court order to, among other things, impede progress on the Company’s ongoing CEO search and the strategic and operating review of its fiber business.

In addition to advancing a self-serving agenda, impeding value-creation work that Mr. Miller claims to support, and being premised on a host of misleading assertions and outright inaccuracies, Mr. Miller’s litigation seeks inappropriately to weaponize the Delaware Court of Chancery’s (the “Court”) recent decision in West Palm Beach Firefighters’ Pension Fund v. Moelis & Co. in an attempt to gain an advantage in his proxy fight against the Company.

The facts are these: with the advice of counsel, Crown Castle entered in a market-standard cooperation agreement with Elliott on December 19, 2023. Subsequently, on February 23, 2024, the Court issued a decision in Moelis. On March 4, 2024, Crown Castle announced that the Company and Elliott had agreed to amend certain provisions of the Cooperation Agreement to:

•	Clarify that the Board retains the power at any time to change its recommendation regarding any director nominees, consistent with its fiduciary duties;
•	Eliminate limitations on the sizes of the Board, the Fiber Review Committee and the CEO Search Committee; and
•	Provide that Elliott’s shares will vote pro rata with the votes of other stockholders instead of requiring Elliott to vote its shares in favor of the Board’s recommendations.

Contrary to Mr. Miller’s misleading allegations and distinct from Moelis, Elliott did not control Crown Castle before or as a result of the Cooperation Agreement. Today, the Crown Castle Board comprises 12 directors, 11 of whom are independent and only two of whom were appointed with input from Elliott.

In truth, Mr. Miller is the one who seeks to dominate Crown Castle by having the Company name him executive chairman and put two of his associates and his son-in-law on the Board. It is Mr. Miller who effectively seeks to dictate the outcome of the strategic and operating review of Crown Castle’s fiber business by forcing the Board to “onboard Boots advisors,” “assume cost for Boots work product” (which Mr. Miller has stated amounts to approximately $5 million) and compensate the Boots team in some unspecified way to ensure it is “aligned … for value achievement.”1

Mr. Miller seeks this unjustified degree of control over Crown Castle despite owning far less than 1% of the Company, with the majority of his investment position held in the form of call options with less than one year of duration.

The Board values feedback from all its shareholders and incorporates such feedback and suggestions in its deliberations. As such, all feedback, including the suggestions from Mr. Miller, are being considered as part of the Board’s strategic review, which is focused on generating long-term value for all shareholders. Contrary to the Company’s goals, Mr. Miller’s proxy fight and his lawsuit seek above all else to prioritize his own interests, regardless of the consequences for Crown Castle’s shareholders.

1 Project Boots Presentation, Slide 11, accessible at https://mma.prnewswire.com/media/2343199/Project_Boots_Presentation.pdf

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” “positioned,” “continue,” “target,” “seek,” “focus” and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the process and outcomes of Company’s Fiber Review Committee, including that it will help enhance and unlock shareholder value, (2) statements and expectations regarding the process and outcomes of CEO Search Committee, including that it will conduct the search to identify Crown Castle’s next CEO, (3) that the actions set forth in this press release best position the Company for long term success, including our Board’s regular evaluation of all paths to enhance shareholder value, (4) that the Company will benefit from the experience and insights of the newly appointed directors, and (5) that the Company will identify the best path forward to capitalize on significant opportunities for growth in our industry. Such forward-looking statements should, therefore, be considered in light of various risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in “Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“2023 Form 10-K”) and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.

Important Stockholder Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participant Information

For participant information, see the Company’s Schedule 14A filed with the SEC on February 14, 2024 and available here.

CONTACTS:

Dan Schlanger, CFO

Kris Hinson, VP & Treasurer

Crown Castle Inc.

713-570-3050

MEDIA:

Andy Brimmer / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449